Exhibit 99.1

Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

BARNES ANNOUNCES SALE OF ASSOCIATED SPRING™ and HÄNGGI™ BUSINESSES AS PART OF CONTINUED PORTFOLIO OPTIMIZATION AND LONG-TERM PROFITABLE GROWTH STRATEGY
Enables Industrial Segment Simplification, Strengthens Balance Sheet, and Accelerates Debt Reduction

January 11, 2024

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced that it has entered into a definitive agreement to sell its Associated Spring™ and Hänggi™ businesses to One Equity Partners. The transaction is valued at $175 million, inclusive of a $15 million seller promissory note due in 24 months. Expected net cash proceeds of $150 million will be used to reduce debt incurred from the strategic acquisition of MB Aerospace in August 2023. Barnes remains committed to achieving a Net Debt to EBITDA ratio, as defined in its credit agreements, of 3.0x or lower by the end of 2024 and reaffirms its long-term leverage goal of 2.5x by 2025.

Thomas J. Hook, President and Chief Executive Officer of Barnes said, “Over the past year, we have been executing a comprehensive business transformation strategy based on three key pillars — Execute Core Business; Scale Aerospace; and Integrate, Consolidate & Rationalize Industrial — to generate improved growth, profitability, and cash flow at Barnes. Informed by a comprehensive strategic review of our business by independent advisors, we have continuously shared progress updates on our journey. Today’s announced divestiture demonstrates a leap forward in rationalizing our Industrial business and rebalancing our portfolio toward our industry-leading Aerospace business.”

“Additionally, this transaction allows us to pay down debt, enabling lower interest expense and meaningful tax benefits. Associated Spring™ and Hänggi™ are solid businesses with a long heritage and blue-chip customer base. We are confident that One Equity will bring the dedicated focus and necessary resources to grow this business,” added Hook.

Associated Spring™ and Hänggi™ are leaders and innovators in engineered spring and precision metal component manufacturing, progressive stamping, micro-stamping, and fine blanking. The brands are part of Barnes’ Motion Control Solutions strategic business unit within the Industrial Segment and serve automotive, general industrial, and other markets. Combined, the businesses had approximately $200 million in revenues over the last twelve months with over 800 employees worldwide and manufacturing operations in the United States, Mexico, Brazil, Switzerland, and Singapore.

“We are thrilled to partner with Associated Spring™ and Hänggi™’s strong leadership team and talented employees. One Equity has extensive experience in the diversified industrials space and in acquiring high-performing businesses through carveout transactions. We look forward to working with the team to expand this platform through organic growth initiatives and transformational acquisitions, a hallmark of our strategy,” said Ante Kusurin, Managing Director of One Equity Partners.

123 Main Street, Bristol, CT  06010-6376

Hook concluded, “The combination of our recent MB Aerospace acquisition and this divestiture dramatically shifts Barnes’ portfolio toward markets with higher growth and margin opportunities. Following the close, our Aerospace Segment will account for a majority of our consolidated revenues and an even larger percentage of our earnings. Further, our exposure to automotive will be materially lower. While we still have work to do in executing our strategic transformation, we remain committed to reshaping and positioning Barnes for success by executing on our three strategic pillars to deliver value to shareholders.”

The transaction is expected to close early 2024 subject to regulatory and other customary closing conditions. Barnes leadership will provide additional details on the company’s Q4 and Full Year 2023 earnings call on February 16, 2024.

BofA Securities served as financial advisor and Foley & Lardner LLP served as legal counsel to Barnes.

About Barnes
Barnes Group Inc. (NYSE: B) leverages world-class manufacturing capabilities and market-leading engineering to develop advanced processes, automation solutions, and applied technologies for industries ranging from aerospace and medical & personal care to mobility and packaging. With a celebrated legacy of pioneering excellence, Barnes delivers exceptional value to customers through advanced manufacturing capabilities and cutting-edge industrial technologies. Barnes Aerospace specializes in the production and servicing of intricate fabricated and precision-machined components for both commercial and military turbine engines, nacelles, and airframes. Barnes Industrial excels in advancing the processing, control, and sustainability of engineered plastics and delivering innovative, custom-tailored solutions for industrial automation and metal forming applications. Established in 1857 and headquartered in Bristol, Connecticut, USA, the Company has manufacturing and support operations around the globe. For more information, visit please visit www.onebarnes.com.

About One Equity Partners
One Equity Partners (“OEP”) is a middle market private equity firm focused on the industrial, healthcare, and technology sectors in North America and Europe. The firm seeks to build market-leading companies by identifying and executing transformative business combinations. OEP is a trusted partner with a differentiated investment process, a broad and senior team, and an established track record generating long-term value for its partners. Since 2001, the firm has completed more than 300 transactions worldwide. OEP, founded in 2001, spun out of JP Morgan in 2015. The firm has offices in New York, Chicago, Frankfurt, and Amsterdam. For more information, please visit www.oneequity.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These risks include our ability to close the divestiture of Associated Spring™ and Hänggi™ within the anticipated time period, if at all; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; risks associated with international sales and operations; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in Barnes Group Inc.’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q, and 8-K. The Company assumes no obligation to update our forward-looking statements.

Category: General

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070
ir@onebarnes.com